                                                             July 19, 2005

NeoGenomics, Inc.
12701 Commonwealth Drive, Suite 9
Fort Myers, Florida 33913

         Re: Registration Statement on Form SB-2

Dear Ladies and Gentlemen:

        We have acted as your counsel in connection with the Registration Statement on Form SB-2 (the "Registration Statement") filed with the Securities and
Exchange Commission under the Securities Act of 1933 (the "1933 Act") for the registration of 10,000,000 shares of common stock, par value $0.001 per share, of NeoGenomics, Inc., a Nevada corporation (the "Company"). The Registration
Statement includes for registration (i) 5,000,000 shares of common stock subject to issuance under a Standby Equity Distribution Agreement (the "SEDA Shares"),
(ii) 4,265,185 shares of common stock previously issued pursuant to private placement transactions (the "Private Placement Shares"), (iii) 325,649 shares of common stock subject to issuance under warrants (the "Warrant Shares"), (iv)
381,888 shares of common stock previously issued as a commitment fee (the
"Commitment Fee Shares"), and (v) 27,278 shares previously issued as a placement agent fee (the "Placement Agent Shares"). The SEDA Shares, the Private Placement
Shares, the Warrant Shares, the Commitment Fee Shares, and the Placement Agent
Shares shall be referred to collectively as the "Shares".

        You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Company's articles of incorporation, as amended, and bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates made by officers of the Company. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of signatures on the documents we have examined, the conformity to authentic original documents of all documents submitted to us as copies, and the Company will have sufficient authorized and unissued shares of common stock available with respect to any Shares issued after the date of this letter. We have not verified any of these assumptions.

NeoGenomics, Inc.
July 19, 2005

        This opinion is rendered as of the date hereof and is limited to matters of
Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any applicable federal or state securities laws.

        Based upon and subject to the foregoing, it is our opinion that the SEDA
Shares and the Warrant Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Registration Statement, will be validly issued, fully paid, and nonassessable, and that the Private Placement
Shares, the Commitment Fee Shares, and the Placement Agent Shares previously issued by the Company were duly authorized for issuance, validly issued, fully paid and nonassessable when issued.

        We consent to the filing of this opinion as an exhibit to the Registration
Statement and to the reference to this firm in the related Prospectus under the caption "Legal Matters". In giving our consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933
Act or the rules and regulations under such act.

                                          Very truly yours,

                                          /s/ Burton, Bartlett & Glogovac
                                          Burton, Bartlett & Glogovac